Exhibit 10 Non-competition Agreement dated March 15, 2005 between Hennessy Advisors, Inc. and Michael L. Hershey

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Agreement”) is made and entered into on this 15th day of March, 2005, by and between HENNESSY ADVISORS, INC., a California corporation (“Hennessy Advisors”), and MICHAEL L. HERSHEY, an adult individual (“Hershey”).

RECITALS

A. Hershey is a Member and the President of Landis Associates LLC (“Landis”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, and investment adviser to The Henlopen Fund.

B. Hershey and Landis have concurrently herewith entered into agreements to transfer, assign and convey to Hennessy Advisors certain assets relating to the investment services provided to The Henlopen Fund pursuant to agreements by and between Hennessy Advisors and Hershey (the “Hershey Agreement”) and Hennessy Advisors and Landis (the “Landis Agreement”), respectively. (The Hershey Agreement and the Landis Agreement collectively referred to herein as the “Purchase Agreements”.)

C. Hershey has received substantial publicity and investor following based on decades of generating high returns on invested capital with The Henlopen Fund.

D. It is a condition and material inducement to Hennessy Advisors’s agreement to purchase the assets pursuant to the Purchase Agreements that Hershey enter into certain covenants and restrictions upon his actions following the closing of the Purchase Agreements to ensure that the Hennessy Advisors obtains the full benefit of the assets it is purchasing.

E. Hershey has agreed to enter into the covenants and restrictions in favor of Hennessy Advisors on the terms and conditions and as set forth herein.

AGREEMENTS

In consideration of the foregoing premises and the covenants and agreements contained herein, Hennessy Advisors and Hershey, intending to be bound legally, agree as follows:

ARTICLE 1 SPECIAL COVENANTS AND AGREEMENTS

Section 1.1. Noncompetition. Subject to the Closing, and as an inducement to Hennessy Advisors to execute the Purchase Agreements and complete the transactions contemplated thereby, in order to preserve the goodwill associated with the assets of Hershey being sold pursuant to the Hershey Agreement (the “Purchased Assets”), Hershey hereby covenants and agrees that for a period of three years from the Closing Date, he will not, directly or indirectly, organize, sponsor, provide investment advisory service to or otherwise assist any Mutual Fund or Wrap Account of any type or nature; provided, however, nothing in this Section 1.1 shall prevent Hershey from serving as an “independent director,” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”). In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

Section 1.2. Confidential Information. Hershey shall not, at any time subsequent to the Closing, except as explicitly requested by Hennessy Advisors, use for any purpose, disclose to any person, or keep or make copies of documents, or other records containing, any confidential information concerning the Purchased Assets or The Henlopen Fund, all such information being deemed to be transferred to the Hennessy Advisors under the Purchase Agreements.

Section 1.3. Technical Assistance. From the Closing Date through the last day of the calendar quarter which begins immediately after the Closing Date, Hershey will assist Hennessy Advisors in transitioning The Henlopen Fund to Hennessy Advisors.

ARTICLE 2.0 CONSIDERATION

Section 2.1. Definition. Subject to the potential adjustments provided for in Section 2.3, the “Purchase Price” shall be an amount equal to 0.5625% of the value of the net assets of The Henlopen Fund at the close of business on the business day immediately preceding the Closing Date.

Section 2.2. Payment. On the Closing Date, Hennessy Advisors shall pay the Purchase Price to Hershey by wire transfer of immediately available funds to an account designated by Hershey in writing at least two days prior to the Closing Date.

Section 2.3. Adjustment of the Purchase Price. Prior to the Closing Date, Hershey shall, together with Landis, obtain an appraisal (the “Appraisal”) of (a) the Purchased Assets; (b) the assets to be sold by Landis to Hennessy Advisors pursuant to the Landis Agreement; and (c) the value of the covenants of Hershey set forth in this Agreement. Hershey shall, within two business days of receipt, send Hennessy Advisors a copy of the Appraisal and any drafts thereof. Based on the results of the Appraisal, Hennessy Advisors, Hershey and Landis shall adjust the purchase prices of the assets sold pursuant to the Landis Agreement, the Hershey Agreement, and this Agreement; provided, that the aggregate price shall remain unchanged (i.e., 2.25% of the value of the net assets of The Henlopen Fund at the close of business on the business day immediately preceding the Closing Date).

ARTICLE III CONDITIONS

Section 3.1. Conditions to Obligations of Hennessy Advisors. All obligations of Hennessy Advisors at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date, or such earlier date as is enumerated hereafter, of each of the following conditions, which may be waived, in writing, in whole or in part by Hennessy Advisors:

(a) Covenants and Conditions to Closing of Purchase Agreements. All Conditions to Obligations of Hennessy Advisors set forth in the Purchase Agreements shall have been fulfilled or waived.

Section 3.2. Conditions to Obligations of Hershey. All obligations of Hershey at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date, or such earlier date as is enumerated hereafter, of each of the following conditions which may be waived, in writing, in whole or in part by Hershey:

(a) Deliveries. Hennessy Advisors shall have made or stand willing and able to immediately deliver to Hershey the Purchase Price as provided in Section 2.2.

(b) Covenants and Conditions to Closing of Purchase Agreements. All Conditions to Obligations of Hershey set forth in the Purchase Agreements shall have been fulfilled or waived.

ARTICLE IV CLOSING AND CLOSING DELIVERIES

Section 4.1. Closing. The Closing Date shall be contemporaneously with the Closing Date for the Purchase Agreements or such other date that is agreed to in writing by the Hennessy Advisors and Hershey. Closing shall be held at the offices of Hennessy Advisors’s counsel, or at such other place as shall be mutually agreed upon by Hennessy Advisors and Hershey. Hershey shall use its commercially reasonable best efforts to expedite Closing.

ARTICLE V MISCELLANEOUS

Section 5.1. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or on the date receipt is confirmed as set forth in the confirmation of the properly transmitted facsimile, and (iv) addressed as provided in the Hershey Agreement.

Section 5.2. Publicity. All announcements, press releases and other communications concerning the transactions contemplated by this Agreement shall be made only after mutual agreement by the parties as to the content and timing thereof; provided, however, that nothing in this Section 11.2 shall prohibit Hennessy Advisors or Hershey from making such disclosure that it reasonably believes is required by law, including any applicable securities law or other legal disclosure obligations.

Section 5.3. Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Hennessy Advisors may assign some or all of its rights and obligations under this Agreement to any member of the affiliated group of corporations of which Hennessy Advisors is a part or to any purchaser of successor to Hennessy Advisors’s business, provided that such assignee agrees in writing to be bound by the provisions of this Agreement. This Agreement is for the sole benefit of and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of any other person.

Section 5.4. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the substantive laws of (without regard to conflict of law principles), and the sole forum for the judicial resolution of any dispute arising under this Agreement shall be, the State of Delaware.

Section 5.5. Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

Section 5.6. Gender and Rules of Construction. All references in this Agreement to the masculine gender shall include the feminine and neuter genders, and vice versa, and all references to the singular shall include the plural, and vice versa. Any reference to any Section, Schedule or Exhibit contained in this Agreement shall refer to such Section, Schedule or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto” or “herein” in connection with such reference.

Section 5.7. Entire Agreement. This Agreement represents the entire understanding and agreement between Hennessy Advisors and Hershey with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between Hennessy Advisors and Hershey and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

section 5.8. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument. An electronic facsimile or photocopy of this Agreement shall be deemed an original and may be admitted in evidence for all purposes.

Section 5.9. Capitalized Terms. Any capitalized terms used in this Agreement but not specifically defined herein, shall have the meanings ascribed to them in the Landis Agreement and if not defined therein, in the Hershey Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by Hennessy Advisors and Hershey as of the date first above written.

HENNESSY ADVISORS, INC.

By:	/s/
Neil J. Hennessy, President

/s/
MICHAEL L. HERSHEY